Exhibit 99.1

ENERGY TRANSFER PARTNERS AND REGENCY ENERGY PARTNERS ANNOUNCE EARLY COMPLETION OF LONE STAR’S GATEWAY PIPELINE

NGL Pipeline to Provide Much-Needed Takeaway Capacity from Permian and Delaware Basins to Mont Belvieu, Texas

DALLAS, December 4, 2012 -- Energy Transfer Partners, L.P. (NYSE: ETP) and Regency Energy Partners LP (NYSE: RGP) announced today that the Lone Star West Texas Gateway NGL Pipeline is now in service. The 570-mile, 16-inch pipeline owned by Lone Star NGL LLC, a joint venture between the two partnerships, transports natural gas liquids (NGLs) produced in the Permian and Delaware Basins in West Texas to Mont Belvieu, Texas. The West Texas Gateway was originally scheduled to be completed in the first quarter of 2013.

The West Texas Gateway NGL Pipeline, which extends from Winkler County in west Texas to ETP’s Jackson County processing plant in Jackson County, Texas, has an initial capacity of approximately 209,000 barrels per day with the potential to increase capacity.

"The West Texas Gateway is critical in supporting the rapid increase in the production of natural gas liquids in the Permian Basin and Delaware Basin as well as throughout the Eagle Ford Shale, where additional NGL takeaway capacity is in high demand,” said Steve Spaulding, Executive Vice President of Lone Star NGL.  “Furthermore, we believe there will be additional need for more NGL services in the near future and our West Texas Gateway Pipeline strategically positions us to quickly and efficiently leverage expansion opportunities."

ETP also announced today that its 130-mile Justice NGL Pipeline, extending from the Jackson County processing facility to Mont Belvieu, is also in service. Lone Star has secured capacity on ETP's Justice NGL pipeline for ultimate delivery of NGLs to Lone Star’s storage and fractionation facilities at Mont Belvieu.  Lone Star’s previously announced Fractionator I is scheduled to be completed this year, and Fractionator II in the fourth quarter of 2013.

Lone Star NGL LLC (Lone Star), a joint venture between Energy Transfer Partners, L.P. (NYSE: ETP) and Regency Energy Partners LP (NYSE: RGP), owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana, and Mississippi. Lone Star's assets include approximately 1,640 miles of natural gas liquids pipelines and 43 million barrels of storage capacity at Mont Belvieu, Texas. ETP owns and operates a diversified portfolio of energy assets, including approximately 24,000 miles of natural gas pipelines and related facilities that gather, treat, process, transport and store natural gas. RGP provides midstream natural gas and natural gas liquids gathering and processing, contract compression, treating and transportation through more than 5,250 miles of gas gathering pipelines and related facilities. Energy Transfer Equity, L.P. (NYSE: ETE) owns the general partner of both ETP and RGP.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States.  ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities.  ETP also owns general partner interests, 100% of the incentive distribution rights, and a 32.4% limited partnership interest in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets.  ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi.  In addition, ETP holds controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc.  ETP’s general partner is owned by ETE.  For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids.  RGP also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).  For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond managements' control. An extensive list of factors that can affect future results are discussed in ETP's and RGP's Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP and RGP undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Energy Transfer Partners, L.P. website at www.energytransfer.com or on the Regency Energy Partners LP website at www.regencyenergy.com.

Investor Relations:
Energy Transfer
Brent Ratliff
Vice President, Investor Relations
214-981-0700

Regency Energy Partners
Lyndsay Hannah
Manager, Finance & Investor Relations
214-840-5477

Media Relations:
Vicki Granado
Granado Communications Group
Office: 214-599-8785
Cell: 214-498-9272